Exhibit 10.12

Summary of 2007 Compensation for Named Executive Officers

Base Salary

As of February 14, 2007, the base salary of each of the “named executive officers”, as defined in Item 402 of Regulation S-K, of MicroStrategy Incorporated (the “Company”), was as follows:

Michael J. Saylor, Chairman of the Board, President and Chief Executive Officer	$525,000

Sanju K. Bansal, Vice Chairman of the Board, Executive Vice President and Chief Operating Officer	$200,000

Jonathan F. Klein, Vice President, Law and General Counsel	$325,000

Arthur S. Locke, III, Vice President, Finance and Chief Financial Officer	$325,000

Paul N. Zolfaghari, Vice President, Worldwide Sales and Operations	$225,000

Cash Bonus Compensation

The Compensation Committee is authorized to develop, adopt and implement compensation arrangements, including cash bonus awards, for Mr. Saylor. The Compensation Committee established a formula (“2006 Bonus Formula”) for determining the bonus amount with respect to Mr. Saylor’s performance for the period from January 1, 2006 through December 31, 2006 based on a performance goal relating to the Company’s diluted earnings per share for the period from January 1, 2006 through December 31, 2006. The Compensation Committee has the right to use discretion to award a cash bonus amount lower than the amount calculated using the 2006 Bonus Formula. The Compensation Committee has not yet determined Mr. Saylor’s award pursuant to the 2006 Bonus Formula and has not yet established the terms of any cash bonus plan or award for Mr. Saylor for 2007.

The Chief Executive Officer is authorized to develop, adopt and implement compensation arrangements, including cash bonus awards, for Messrs. Bansal, Klein, Locke and Zolfaghari. The Chief Executive Officer has not yet determined the terms for any such cash bonus plan or award for 2007.

Other Compensation

The Compensation Committee may also, from time to time, award each of the named executive officers compensation in the form of stock options granted under the Company’s Second Amended and Restated 1999 Stock Option Plan.

On February 25, 2005, the Company entered into an agreement with Alcantara LLC, a Delaware limited liability company (“Alcantara”) of which Mr. Saylor is the sole member. Under the agreement, the Company is (i) providing to Alcantara use of approximately 150 square feet of office space within the Company’s leased space at 1861 International Drive, McLean, Virginia, (ii) providing to Alcantara various related services, and (iii) providing to Mr. Saylor gross-up payments in respect of taxes that he may incur as a result of the arrangement. The agreement does not require any rental or other payments from Alcantara or Mr. Saylor. The Company has filed a copy of this agreement as Exhibit 10.19 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The Company also pays Mr. Saylor’s monthly dues at a private club that offers dining services and hosts business, professional and social community events.

In addition, the Company is authorized to make available, from time to time, tickets to sporting, charity, dining, entertainment or similar events as well as use of corporate suites, club memberships or similar facilities that the company may acquire (“Corporate Development Programs”), for personal use by Company personnel to the extent a Corporate Development Program is not at such time being used exclusively by the Company for business purposes. Eligible personnel include members of the Board of Directors of the Company, executive officers of the Company, and other employees of the Company and its subsidiaries. Any such personal use may be deemed compensation to such persons.

To the extent such personal use is deemed compensation to an executive officer, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a “tax gross-up” in cash, which would approximate the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with the personal use of Corporate Development Programs plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company.